      NEWS RELEASE

FOR IMMEDIATE RELEASE

November 6, 2002

CAPITOL FEDERAL FINANCIAL
REPORTS FISCAL YEAR 2002 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announces results for its fiscal year and quarter ended September 30, 2002. Highlights for the year include:

  net income of $89.6 million,
  basic and diluted earnings per share of $1.25 and $1.22, respectively, efficiency ratio of 31.81%,
  dividends per share of $0.74, a 29.8% increase over the previous year.

Results for Fiscal Year ended September 30, 2002

Net income for the current fiscal year was $89.6 million compared to $77.8 million for the previous year, an increase of 15.2%. Diluted earnings per share were $1.22, an increase of $0.23 per share, or 23.2%, from the previous year. The efficiency ratio for the current fiscal year was 31.81% compared to 33.88% one year ago.

Net interest and dividend income was $186.4 million for the current fiscal year compared to $170.3 million for the prior fiscal year, an increase of $16.1 million. The net interest margin for the current fiscal year increased to 2.16% from 2.05% one year ago.

Total interest and dividend income for the current fiscal year was $557.1 million compared to $580.7 million for the previous year, a decrease of $23.6 million. Interest on loans receivable decreased $29.0 million over the prior fiscal year due to a decrease in the average yield earned on the portfolio of 32 basis points to 6.95% and a decrease in the average balance of $163.6 million to $5.35 billion. Interest on mortgage-related securities increased $315 thousand due to an increase in the average outstanding balance of $246.5 million partially offset by a decrease in the average yield of 64 basis points to 5.96%. Interest on investment securities increased $16.7 million due to an increase in the average balance of $323.7 million partially offset by a decrease in the average yield of 2 basis points to 5.17%. Dividends received on stock of the Federal Home Loan Bank of Topeka ("FHLB") decreased $4.1 million from the previous year largely due to a decrease in the average yield to 5.00% from 7.58% one year ago. The average yield on interest-earning assets decreased to 6.46% from 6.99% one year ago.

Total interest expense for the current fiscal year was $370.7 million compared to $410.5 million one year ago, a decrease of $39.7 million. Interest paid on savings decreased $43.8 million over the prior fiscal year due primarily to a decrease in the average cost of 133 basis points to 3.84% partially offset by an increase in the average balance of $280.4 million to $4.36 billion. Interest paid on all borrowed money increased $4.0 million due primarily to an increase in the average balance of $102.7 million from the previous year partially offset by a decrease in the average cost of 7 basis points to 6.07%. Overall, the average cost of interest-bearing liabilities decreased to 4.80% from 5.60% one year ago.

Non-interest income increased to $29.4 million, a $13.1million increase from $16.3 million the previous year. The increase was primarily the result of the Bank selling new fixed rate loans in to the secondary market beginning during the most recent quarter. The Bank recognized a gain of $10.1 million on the sale of $279.0 million of fixed-rate mortgage loans. The Bank also implemented aspects of FAS 133, as interpreted, related to the valuation of fixed commitments to originate, purchase and sell loans which resulted in a net gain of $605 thousand which was recorded in earnings. There were also increases in fees charged on saving accounts, increases in the use of debit cards and an increase in check card income. Non-interest expense increased $5.4 million to $68.6 million over the previous fiscal year. The increase was due primarily to increases in compensation expense and advertising expense. The increase in compensation expense, $2.7 million, was primarily the result of increases in the cost of the ESOP due to an increase in the average price of the Company's stock during the year, increases in salary expense due to increased staff and higher compensation levels and increased costs of insurance benefits. Advertising expense increased $1.3 million primarily due to an increased emphasis in the use of broadcast media over print media and a year-round campaign directed toward retention of existing and attracting new deposit customers.

Results for the Fourth Quarter ended September 30, 2002

Net income for the quarter was $26.1 million compared to $19.6 million in the same quarter of the previous fiscal year, an increase of 33.15%. Diluted earnings per share were $0.36, an increase of $0.11 per share, or 44.0%, from the same period one year ago. The efficiency ratio for the current quarter was 30.02% compared to 33.85% one year ago.

Net interest and dividend income was $45.2 million compared to $43.6 million for the same period one year ago, an increase of $1.6 million. The net interest margin for the quarter increased to 2.09% from 2.06% one year ago.

Total interest and dividend income for the three months was $135.0 million compared to $144.5 million in the same quarter of the previous fiscal year, a decrease of $9.5 million. Interest on loans receivable decreased $9.2 million over one year ago due to a decrease in the average yield of 45 basis points to 6.78% and a decrease in the average balance of $179.4 million to $5.28 billion. Interest on mortgage-related securities increased $1.7 million from the previous year due to an increase in the average balance of $420.9 million partially offset by a decrease in the average yield of 77 basis points to 5.60%. Dividends received on stock of the FHLB decreased $901 thousand from the same period one year ago largely due to a decrease in the average yield to 4.75% from 7.00% one year ago. The average yield on interest-earning assets decreased 58 basis points to 6.24% from 6.82% one year ago.

Total interest expense was $89.9 million compared to $100.9 million one year ago, a decrease of $11.0 million. The average cost of deposits decreased 128 basis points to 3.48% from one year ago while the average balance of deposits increased $168.1 million over the same quarter one year ago to $4.40 billion. The average balance of borrowed money was $3.31 billion for the current quarter, up $110.6 million from the same period one year ago while the average cost of all borrowings decreased 8 basis points to 6.06%. The increase in borrowed money was the result of borrowings used to fund the purchase of shares in the modified dutch auction tender completed October 15, 2001.

Non-interest income was $16.1 million, up $11.7 million over the same period one year ago. The increase was primarily the result of the Bank selling its new originations of fixed rate loans into the secondary market during the current quarter. The Bank recognized a gain of $10.1 million on the sale of $279.0 million of fixed-rate mortgage loans. The Bank also implemented aspects of FAS 133 related to the valuation of commitments to originate and purchase loans and recorded $605 thousand in the related valuation. There were also increases in fees charged on saving accounts and an increase in check card income. Non-interest expense increased to $18.3 million, $2.1 million over the same period one year ago, primarily due to an increase in compensation expense and increased advertising expense.

Financial Condition at September 30, 2002

Total assets at September 30, 2002 were $8.78 billion, an increase of $145.7 million from $8.64 billion at September 30, 2001. The increase was primarily due to an increase in cash and cash equivalents of $298.9 million and a net increase in mortgage-related securities of $267.0 million, partially offset by a net decrease in our loan portfolio of $420.2 million. Cash and cash equivalents at the holding company totaled $96.5 million at September 30, 2002. Total loan volume, including modifications, during the year was $2.74 billion. Loan originations and purchases during the fiscal year totaled $1.65 billion, up $264.3 million from last year, due primarily to an increase in refinance activity as a result of lower interest rates. The Bank also modified $1.09 billion of loans in its portfolio during the year with $428.9 million in modifications processed during the last quarter of the fiscal year. Modifications allow the customer to obtain current market rates without having to process a complete loan application. The Bank charges a fee to the customer approximately equal to fees charged on a loan application to complete the modification. In August 2002, the Bank started selling loans in the secondary market in an effort to minimize our long-term interest rate risk exposure to rising rates that could result from holding in portfolio the long-term fixed rate loans originated in this current historically low interest rate environment. It is anticipated that loan sales will continue in the current rate environment. At this time, no specific interest rate targets have been set that would cause us to stop selling loans. The Bank last sold mortgage loans to this extent in 1994. The Bank retained the servicing on the loans sold and, as a result, recorded servicing assets totaling $2.4 million. Loans sold totaled $279.0 million and consisted of new originations and modified existing loans. The Bank has not sold loans out of its held-for-investment portfolio. Mortgage-related securities purchased during the current fiscal year totaled $1.33 billion, compared to $747.2 million for the previous year. The purchased securities were approximately 54% fixed rate and 46% adjustable rate, with almost all of the fixed rate securities purchased in the first two quarters of the fiscal year. The purchases were made utilizing funds received primarily as a result of continued high levels of repayments on mortgage loans and mortgage-related securities, and growth in deposits. Following the end of the fiscal year, an additional $706.6 million of adjustable rate mortgage-related securities were purchased.

Total liabilities at September 30, 2002 were $7.79 billion, which was $206.5 million greater than at September 30, 2001. The increase in liabilities was primarily the result of the growth in the deposit portfolio of $106.0 million and borrowings by the Company of $117.0 million to fund stock repurchases in the modified dutch auction tender. The Company paid down the loan during the course of the year to a balance of $101.3 million at September 30, 2002.

Total non-performing assets were $10.9 million at September 30, 2002 compared to $7.7 million at September 30, 2001. The increase in non-performing loans was primarily the result of an increase in loans entering foreclosure and an increase in real estate owned. During the current fiscal year we recorded an additional provision for loan losses of $184 thousand. No provision for loan losses was recorded during the current quarter. The percentage of non-performing assets to total assets was 0.12% at September 30, 2002 compared to 0.09% at September 30, 2001. The allowance for loan losses as a percentage of non-performing loans was 60.51% at September 30, 2002 compared to 72.63% at September 30, 2001. Charge-offs for the current fiscal year were $199 thousand, representing 2.15% of average non-performing assets and less than 0.01% of the outstanding balance of loans receivable. The balance of real estate owned is represented by 36 properties totaling $2.9 million, or an average balance of less than $81 thousand.

Stockholders' equity totaled $987.4 million at September 30, 2002 compared to $1.05 billion at September 30, 2001. The decrease was due primarily to the repurchase of shares through September 30, 2002 of 7,512,504 shares at a cost of $159.7 million and dividends paid of $14.1 million. These were partially offset by net income for the current year of $89.6 million and an increase in the balance of the unrealized gain on securities available for sale of $6.1 million. At September 30, 2002, book value per share was $13.94 compared to $13.58 at September 30, 2001. Our equity to assets ratio was 11.24% at September 30, 2002 compared to 12.14% at September 30, 2001. Dividends paid during this fiscal year represent a payout of 15.7% of the Company's earnings. At its October meeting, the Board approved an increase in the dividend to $0.21 per share, an increase of approximately 5.00%, payable on November 15th to holders of record on November 1, 2002.

As of September 30, 2002, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2002 were as follows: Tier I (leverage) of 10.9%; Tier I risk-based of 26.8%; and total risk-based of 26.9%.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 34 branch locations in Kansas, of which 7 are in-store branches. Capitol Federal Savings Bank employs 705 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

All amounts and counts, except per share amounts, in the following tables are rounded to the nearest thousand (unless otherwise indicated) and, for the current year, are unaudited.

	At September 30,		Change From Prior Period
	2002	2001	Amount	Percent
Selected Balance Sheet Data:
Total assets	$8,781,127	$8,635,443	$ 145,684	1.69%
Cash and cash equivalents	452,341	153,462	298,879	194.76
Loans held for sale	145,657	16,904	128,753	761.67
Loans receivable, net	4,867,569	5,416,507	(548,938)	(10.13)
Mortgage-related securities, AFS	1,318,974	1,059,110	259,864	24.54
Mortgage-related securities, HTM	1,255,906	1,248,813	7,093	0.57
Investment securities, HTM	500,814	502,283	(1,469)	(0.29)
Capital stock of FHLB	163,250	162,350	900	0.55
Deposits	4,391,874	4,285,835	106,039	2.47
FHLB advances	3,200,000	3,200,000	--	--
Borrowings, other	101,301	--	101,301	100.00
Net unrealized gain/(loss) on
AFS securities	17,586	11,457	6,129	53.50
Stockholders' equity	987,430	1,048,262	(60,832)	(5.80)
Shares outstanding	70,818	77,220	(6,402)	(8.29)
Book value per share	$13.94	$13.58	$0.36	2.65

	Average Shares Outstanding
	September 30, 2002
	For the Quarter Ended	For the Year Ended	End of Period
Share Information (not rounded):
Basic shares	70,782,770	71,522,835	70,818,120
Diluted shares	72,667,404	73,579,416
Total voting shares outstanding	73,567,652	74,519,730	73,553,142
Treasury stock	17,944,635	16,992,557	17,959,145
Unallocated shares in Employee
Stock Option Plan	2,267,882	2,343,424	2,218,022
Unvested shares in Recognition
and Retention Plan	517,000	653,471	517,000
Basic shares less shares held by MHC	18,589,953	19,330,018	18,625,303

	Average Balances for the
	Quarter Ended September 30,		Change From Prior Period
	2002	2001	Amount	Percent
Selected Balance Sheet Data:
Total assets	$8,801,628	$8,583,677	$ 217,951	2.54%
Loans receivable	5,284,502	5,463,932	(179,430)	(3.28)
Mortgage-related securities	2,620,132	2,199,190	420,942	19.14
Investment securities	501,056	502,525	(1,469)	(0.29)
Cash and cash equivalents	83,947	143,801	(59,854)	(41.62)
Capital stock of FHLB	162,783	161,501	1,282	0.79
Deposits	4,397,579	4,229,439	168,140	3.98
FHLB advances	3,211,913	3,202,576	9,337	0.29
Borrowings, other	101,278	--	101,278	100.00
Stockholders' equity	975,378	1,035,038	(59,660)	(5.76)

	Average Balances for the
	Year Ended September 30,		Change From Prior Period
	2002	2001	Amount	Percent
Selected Balance Sheet Data:
Total assets	$8,745,011	$8,411,868	$ 333,143	3.96%
Loans receivable	5,347,956	5,511,565	(163,609)	(2.97)
Mortgage-related securities	2,505,290	2,258,772	246,518	10.91
Investment securities	505,441	181,694	323,747	178.18
Cash and cash equivalents	104,934	193,205	(88,271)	(45.69)
Capital stock of FHLB	161,908	161,313	595	0.37
Deposits	4,359,371	4,078,951	280,420	6.87
FHLB advances	3,204,277	3,206,019	(1,742)	(0.05)
Borrowings, other	104,481	--	104,481	100.00
Stockholders' equity	968,367	1,010,962	(42,595)	(4.21)

	At September 30,		Change from Prior Period
	2002	2001	Amount	Percent
Selected Loan and Investment Data:
Loans serviced for others	$ 576,283	$ 278,703	$ 297,580	106.77%
Fair-value of securities HTM	1,819,308	1,814,347	4,961	0.27
Amortized cost of AFS securities	1,290,644	1,041,069	249,575	23.97
Amortized cost of MBS	1,519,411	1,362,935	156,476	11.48
Amortized cost of CMOs	1,027,138	926,945	100,193	10.81

	For the Quarter Ended
	September 30,		Change From Prior Year
	2002	2001	Amount	Percent
Selected Operations Data:
Interest and dividend income:
Loans receivable	$ 89,547	$ 98,795	$ (9,248)	(9.36)%
Mortgage-related securities	36,681	35,012	1,669	4.77
Investment securities	6,517	6,549	(32)	(0.49)
Other interest and dividend income	2,281	4,157	(1,876)	(45.13)
Total interest and dividend income	135,026	144,513	(9,487)	(6.56)
Interest expense:
Deposits	38,622	50,745	(12,123)	(23.89)
Borrowings	51,241	50,198	1,043	2.08
Total interest expense	89,863	100,943	(11,080)	(10.98)
Net interest and dividend income	45,163	43,570	1,593	3.66
Provision for loan losses	--	75	(75)	100.00
Savings related fees	3,329	2,532	797	31.48
Other non-interest income	12,766	1,882	10,884	578.32
Total non-interest income	16,095	4,414	11,681	264.64
Compensation expense	9,719	8,960	759	8.47
Occupancy and office expense	3,902	3,524	378	10.73
Other non-interest expense	4,718	3,739	979	26.18
Total non-interest expense	18,339	16,223	2,116	13.04
Income before taxes	42,919	31,686	11,233	35.45
Income tax expense	16,858	12,114	4,744	39.16
Net income	$ 26,061	$ 19,572	$ 6,489	33.15

Average shares outstanding	70,783	77,163	(6,380)	(8.27)
Diluted shares outstanding	72,667	79,113	(6,446)	(8.15)
Basic earnings per share	$0.37	$0.26	$0.11	42.31
Diluted earnings per share	$0.36	$0.25	$0.11	44.00

	For the Year Ended
	September 30,		Change From Prior Year
	2002	2001	Amount	Percent
Selected Operations Data:
Interest and dividend income:
Loans receivable	$ 371,638	$ 400,599	(28,961)	(7.23)%
Mortgage-related securities	149,417	149,102	315	0.21
Investment securities	26,131	9,433	16,698	177.02
Other interest and dividend income	9,946	21,606	(11,660)	(53.97)
Total interest and dividend income	557,132	580,740	(23,608)	(4.07)
Interest expense:
Deposits	167,266	211,020	(43,754)	(20.73)
Borrowings	203,477	199,438	4,039	2.03
Total interest expense	370,743	410,458	(39,715)	(9.68)
Net interest and dividend income	186,389	170,282	16,107	9.46
Provision for loan losses	184	75	109	145.33
Savings related fees	11,177	9,204	1,973	21.44
Other non-interest income	18,267	7,133	11,134	156.09
Total non-interest income	29,444	16,337	13,107	80.23
Compensation expense	38,843	36,118	2,725	7.54
Occupancy and office expense	13,991	13,506	485	3.59
Other non-interest expense	15,779	13,569	2,210	16.29
Total non-interest expense	68,613	63,193	5,420	8.58
Income before taxes	147,036	123,351	23,685	19.20
Income tax expense	57,444	45,572	11,872	26.05
Net income	$ 89,592	$ 77,779	$ 11,813	15.19

Average shares outstanding	71,523	77,136	(5,613)	(7.28)%
Diluted shares outstanding	73,579	78,944	(5,365)	(6.80)
Basic earnings per share	$1.25	$1.01	$0.24	23.76%
Diluted earnings per share	$1.22	$0.99	$0.23	23.23

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2002	2001	2002	2001
Performance Ratios:
Return on average assets	1.18%	0.91%	1.02%	0.93%
Return on average equity	10.69	7.56	9.25	7.69
Average interest rate spread during
the period	1.65	1.47	1.66	1.39
Net interest margin	2.09	2.06	2.16	2.05
Efficiency ratio	30.02	33.85	31.81	33.88
Ratio of earning assets to costing
liabilities	1.12	1.14	1.12	1.14
Capital Ratios:
Equity to total assets at end of period	11.24%	12.14%	11.24%	12.14%
Average equity to average assets	11.08%	12.06%	11.07%	12.02%

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2002	2001	2002	2001
Average Yield and Cost During Period:
Loans receivable	6.78%	7.23%	6.95%	7.27%
Mortgage-related securities	5.60	6.37	5.96	6.60
Investment securities	5.20	5.21	5.17	5.19
Cash and cash equivalents	1.57	3.59	1.76	4.85
Capital stock of FHLB	4.75	7.00	5.00	7.58
Average yield on interest earning assets	6.24	6.82	6.46	6.99
Deposits	3.48	4.76	3.84	5.17
FHLB advances	6.14	6.14	6.14	6.14
Borrowings, other	3.96	--	4.15	--
Average rate on interest bearing liabilities	4.59	5.35	4.80	5.60

	At September 30,
	2002	2001
Average Yield / Cost at End of Period:
Loans receivable	6.70%	7.21%
Mortgage-related securities	5.56	6.31
Investment securities	5.20	5.21
Deposits	3.32	4.55
FHLB advances	6.14	6.14
Borrowings, other	3.96	--

	At September 30,
	2002	2001
Asset Quality Information:
Non-performing loans	$7,974	$6,660
Real estate owned	2,886	1,031
Asset Quality Ratios:
Non-performing assets to total assets at
end of period	0.12%	0.09%
Non-performing loans to total loans	0.16%	0.12%
Allowance for loan losses to non-
performing loans	60.51%	72.63%
Allowance for loan losses to loans
receivable, net	0.10%	0.09%

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2002	2001	2002	2001
Allowance for loan and lease losses:
Beginning balance	$4,864	$4,773	$4,837	$4,596
Losses charged against the allowance:
One- to four-family loans	13	2	114	49
Multi-family loans	--	--	--	--
Commercial and other loans	--	--	--	--
Consumer loans	28	14	85	42
Total charge-offs	41	16	199	91
Recoveries	2	5	3	257
Provision charged to expense	--	75	184	75
Ending balance	$4,825	$4,837	$4,825	$4,837

	At			At
	September 30, 2002			September 30, 2001
		% of	Average		% of	Average
	Amount	Total	Yield	Amount	Total	Yield
Loans receivable, net:
Real estate loans:
One- to four-family	$4,612,543	93.94%	6.72%	$5,166,660	94.66%	7.19%
Multi-family	45,985	0.94	7.79	48,991	0.90	7.96
Commercial	5,514	0.11	8.15	7,966	0.15	8.12
Construction or land development	48,023	0.98	6.46	44,712	0.82	7.21
Total real estate loans:	4,712,065	95.97	6.73	5,268,329	96.53	7.20

Other Loans:
Consumer loans:
Home equity	175,551	3.58	5.90	161,239	2.95	7.50
Other consumer loans	22,220	0.45	7.25	28,485	0.52	8.10
Total other loans:	197,771	4.03	6.05	189,724	3.47	7.59
Total loans receivable	4,909,836	100.00%	6.70%	5,458,053	100.00%	7.21%

Less:
Loans in process	21,764			20,057
Deferred fees and discounts	15,678			16,652
Allowance for losses	4,825			4,837
Total loans receivable, net	$4,867,569			$5,416,507

	At			At
	September 30, 2002			September 30, 2001
		% of	Average		% of	Average
	Amount	Total	Yield	Amount	Total	Yield
Deposits:
Demand deposits	$ 344,979	7.85%	0.43%	$ 322,277	7.52%	0.65%
Passbook & passcard	107,500	2.45	1.00	99,649	2.33	1.98
Money market select	808,162	18.40	1.91	672,632	15.69	3.16
Certificates	3,131,233	71.30	4.09	3,191,277	74.46	5.32
Total deposits	$4,391,874	100.00%	3.32%	$4,285,835	100.00%	4.55%

	For the Quarter Ended
	September 30,
	2002		2001
	Amount	Yield	Amount	Yield
Loan originations:
Adjustable rate one- to four-
family real estate	$ 49,851	5.29%	$ 74,687	6.43%
Fixed rate one- to four-family
real estate	241,478	6.33	262,086	7.01
Multi-family and commercial
real estate	1,554	7.46	--
Consumer	48,393	5.49	49,051	7.22
Purchased one- to four-family
real estate	38,546	4.93	27,720	6.54
Total loan originations and
purchases	$ 379,822	5.95%	$ 413,544	6.90%

Mortgage-related securities additions:
REMICs and CMOs	$ --	0.00%	$ 496,378	5.89%
Other	253,531	4.60	--	--
Total mortgage-related securities
additions	$ 253,531	4.60%	$ 496,378	5.89%

Total loans sold:	$ 281,088		$ 8,345

	For the Year Ended
	September 30,
	2002		2001
	Amount	Yield	Amount	Yield
Loan originations:
Adjustable rate one- to four-
family real estate	$ 280,701	5.77%	$ 200,664	6.78%
Fixed rate one- to four-family
real estate	1,069,515	6.49	907,200	7.10
Multi-family and commercial
real estate	3,359	7.54	270	7.97
Consumer	176,731	5.92	164,182	8.55
Purchased one- to four-family
real estate	119,534	5.49	113,219	6.99
Total loan originations and
purchases	$ 1,649,840	6.24%	$ 1,385,535	7.22%

Mortgage-related securities additions:
REMICs and CMOs	$ 711,369	6.24%	$ 747,170	6.09%
Other	621,580	4.78	--	--
Total mortgage-related securities
additions	$ 1,332,949	5.56%	$ 747,170	6.09%

Total loans sold:	$ 290,509		$ 20,541

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2002	2001	2002	2001
Deposit activity:
Opening balance	$4,431,321	$4,227,128	$4,285,835	$3,956,329
Deposits	1,639,284	1,579,975	6,299,405	6,083,240
Withdrawals	1,712,642	1,566,026	6,341,661	5,939,720
Interest credits	33,911	44,758	148,295	185,986
Ending balance	$4,391,874	$4,285,835	$4,391,874	$4,285,835

Net increase (decrease)	$ (39,447)	$ 58,707	$ 106,039	$ 329,506